Exhibit 5.1

James R. Hagerty	888 17th Street, NW, Suite 1000
jhagerty@kalbianhagerty.com	Washington, DC 20006

(202) 223-5600 Telephone
(202) 223-6625 Facsimile

May 24, 2006

ATTORNEY-CLIENT COMMUNICATION - PRIVILEGED AND CONFIDENTIAL

BY EMAIL AND OVERNIGHT MAIL

Jeffery G. Hough
GSE Systems, Inc.
7133 Rutherford Road, Suite 200
Baltimore, Maryland 21244

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to GSE Systems, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”).

The Registration Statement relates to the proposed offer and sale of shares of the Company’s common stock, par value $0.01 (the “Common Stock”) issuable upon conversion of the Series A 8% cumulative convertible preferred stock or upon exercise of Warrants issued in connection with the Company’s private offering of its equity securities, which closed as of February 28, 2006 (the “Private Placement Shares”); shares of the Company’s Common Stock issuable upon exercise of a warrant issued to Northeast Securities, Inc. as a placement agent fee in connection with the private placement offering, which closed as of February 28, 2006 (the “Placement Agent Shares”); shares of the Company’s Common Stock issuable upon exercise of a warrant issued to Dolphin Direct Equity Partners, LP in connection with that certain Cancellation and Warrant Exchange Agreement, dated as of February 28, 2006 (the “Dolphin Shares”); and shares of the Company’s Common Stock issuable upon exercise of a warrant issued to Laurus Master Fund, Ltd. in connection with the Company’s new two-year revolving line of credit (the “Laurus Shares”, and referred to collectively with the Private Placement Shares, the Placement Agent Share and the Laurus Shares as the “Common Shares”).

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Third Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware, the Amended and Restated Bylaws of the Company and the minutes of meetings of the stockholders and the Board of Directors of the Company as provided to us by the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. We have not made any independent investigation.

Based upon the foregoing, and assuming the receipt of the appropriate consideration for the Common Shares, we are of the opinion that the Common Shares have been duly authorized by the Company and are validly issued, fully paid and non-assessable, and upon the valid exercise of the Warrants, the Warrant Shares have been duly authorized and will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the laws of the State of Maryland, the Delaware General Corporation Law and the federal laws of the United States of America.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,
/s/ James R. Hagerty
James R. Hagerty

cc: John Moran